LEASE TERMINATION AGREEMENT

This LEASE TERMINATION AGREEMENT (the “Agreement”) dated this 17th day of July 2020 (the “Effective Date”) is made by and among 955 MASSACHSUETTS AVENUE MA, LLC, a Delaware limited liability company, successor-in-interest to BRICKMAN 955 MASSACHUSETTS LLC (the “Landlord”), and X4 PHARMACEUTICALS, INC., a Delaware corporation (the “Tenant”).

RECITALS:

A.WHEREAS, Landlord and Tenant entered into that Lease dated January 20, 2017 (the “Lease”) pursuant to which Tenant leases certain premises from Landlord consisting of approximately 12,577 rentable square feet (the “Premises”) located at 955 Massachusetts Avenue, Cambridge, Massachusetts;
B.WHEREAS, the Term of the Lease is scheduled to expire on July 31, 2022 (“Expiration Date”); and
C.WHEREAS, Tenant and Landlord desire to terminate the Lease prior to the Expiration Date subject to the terms and conditions set forth herein.

AGREEMENT:

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Definitions. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Lease. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the definitions set forth in this Agreement shall supersede and control.
2.Incorporation of Recitals. The recitals set forth above are incorporated herein and made part of this Agreement to the same extent as if set forth herein in full.
3.Termination. Provided that Tenant delivers the Termination Payment to Landlord on the Effective Date and subject to all other terms and conditions set forth herein, Landlord and Tenant hereby agree that the Term of the Lease shall be deemed cancelled and terminated and shall be of no further force and effective as of September 30, 2020 (the “Termination Date”).
4.Termination of Tenant’s Rights & Surrender Obligations. Upon the Termination Date, Tenant hereby agrees that it shall have no further right to use, occupy, enter or otherwise enjoy the Premises and Tenant shall deliver any and all keys to the Premises to Landlord. In addition, upon the Termination Date, Tenant shall vacate and surrender the Premises to Landlord in accordance with its obligations under Section 12.2 Surrender of Premises of the Lease.
5.Letter of Credit. Subject to the terms and conditions set forth herein, the Letter of Credit in the amount of $264,117.00 shall be terminated by Landlord within thirty (30) days of the Effective Date.
6.Termination Fee. Tenant shall pay to Landlord the sum of $345,867.60 (the “Termination Fee”) on the Effective Date (the “Payment Date”) by “bank check” or wire transfer. Notwithstanding the foregoing, in the event that Tenant fails to pay the Termination Fee to Landlord within five (5) business days of the Payment Date, this Agreement shall be automatically null and void in all respects and the Lease shall continue in full force and effect.
7.Release by Tenant. In consideration of the terms and conditions herein, Tenant shall and does hereby fully, irrevocably, finally, and unconditionally release and forever discharge Landlord, and its partners, predecessors, successors, assigns, parents, subsidiaries, and affiliates, and the respective officers, directors, employees, consultants, lawyers, agents, and representatives of the same, from any and all actions (including, without limitation, informal proceedings), debts, liens, obligations, liabilities, claims, rights, demands, damages (including, without limitation, punitive and consequential damages), judgments, losses, costs, and expenses of every kind and nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, arising from, incidental to, based upon, or related to the Lease, whether arising before or after the Termination Date.
8.Tenant’s Representations. Tenant hereby represents and warrants to Landlord as follows:
a.Tenant has not entered into any written or oral agreements with any third parties that: (i) pertain to the provision of goods and/or services to or for the Premises that will continue in effect after the Termination Date; or (ii) either the Premises or Landlord will become subject to or liable for payment.
b.Tenant has the full right, legal power and actual authority to enter into this Agreement and undertake the obligations hereunder.
c.Tenant is not obligated to obtain the consent of any third party in order for this Agreement and/or the termination of the Lease to be valid, binding and effective upon all parties.
d.Tenant is the sole owner of the Tenant's interest in the Lease, and Tenant has not made any assignment, transfer, conveyance, hypothecation, or other disposition of the Lease, or any interest therein, and Tenant has not entered into any sublease or assignment of the Premises or any portion thereof which remains in effect.
e.Tenant: (i) has not made a general assignment for the benefit of creditors;
(ii) has not filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Tenant’s creditors; (iii) has not suffered the appointment of a receiver to take possession of all, or substantially all, of Tenant’s assets; (iv) has not suffered the attachment or other judicial seizure of all, or substantially all, of Tenant’s assets; (v) has not admitted in writing its inability to pay its debts as they come due; (vi) has not made an offer of settlement, extension or composition to its creditors generally; and (vii) is not contemplating the filing of bankruptcy.
9. Holdover. Tenant hereby acknowledges that Landlord is negotiating a new lease with respect to the Premises that commences on October 1, 2020 so it is critical that Tenant vacates the Premises in a timely manner as set forth herein. Notwithstanding the terms and conditions of the Lease to the contrary, in the event that Tenant does not surrender and vacate the Premises by the Termination Date in accordance with the terms and conditions of Section 4 herein, such holding over shall be treated as a daily tenancy at sufferance and Tenant shall be liable to Landlord for: (a) Basic Rent and Additional Rent equal to two hundred percent (200%) of the rate in effect for the prior rental period; plus (b) any consequential damages incurred by Landlord.
10. Confidentiality. Landlord and Tenant hereby agreed to keep the terms of this Agreement strictly confidential and shall not disclose the terms of this Agreement except to those persons who are in a “need-to-know” capacity. In the event of a violation of this provision, Landlord and Tenant shall have all rights and remedies under law or at equity.
11. Contingency. This Agreement is subject to Landlord entering into a lease amendment with respect to the Premises. In the event that this condition does not occur, this Agreement shall be null and void in all respects.
12, Multiple Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument, except that in the event of variation or discrepancy between counterparts, the counterpart held by Landlord shall control.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date:

LANDLORD:

955 MASSACHUSETTS AVENUE MA, LLC
a Delaware limited liability company

By: BAY STATE REIT, LLC
a Delaware limited liability company, its manager

By: U.S. REAL ESTATE INVESTMENT FUND REIT, INC.
a Delaware corporation, its manager

By: /s/ Thomas Taranto Name: Thomas Taran Title: Vice President

TENANT:

X4 PHARMACEUTICALS, INC.

By: /s/ Adam Mostafa
Name: Adam Mostafa
Title: CFO